EXHIBIT 5.1
[WITHERSPOON, KELLEY, DAVENPORT & TOOLE, P.S. LETTERHEAD]
January 5, 2009
Sterling Financial Corporation
111 North Wall Street
Spokane, WA 99201
Ladies and Gentlemen:
     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (a) 303,000 shares of Fixed Rate Cumulative Perpetual Preferred, Series A, par value $1 per share (the “Preferred Shares”), of Sterling Financial Corporation, a Washington corporation (the “Company”); (b) a warrant dated December 5, 2008 (the “Warrant”) to purchase 6,437,677 shares of common stock, $1.00 par value per share, of the Company “the “Common Stock”); and (c) the 6,437,677 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Preferred Shares and the Warrant, collectively, the “Securities”). All of the Securities are being registered on behalf of certain securityholders of the Company (the “Selling Securityholders”).
     The Securities were issued pursuant to a Letter Agreement, dated as of December 5, 2008 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, which included the Securities Purchase Agreement — Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”).
     In rendering this opinion, we have examined the following:
(1)	the Company’s Restated Articles of Incorporation as filed with the Washington Secretary of State on November 5, 2008 and the Company’s Articles of Amendment of Restated Articles of Incorporation as filed with the Washington Secretary of State on December 3, 2008;

(2)	the Company’s Amended and Restated Bylaws, as of November 5, 2008;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)	the Securities Purchase Agreement;

(6)	the Warrant;

(7)	the minutes of meetings and actions by written consent of the Company’s shareholders and Board of Directors (the “Board”) that are contained in the Company’s minute books that are in our possession, which include resolutions approving the filing of the Registration Statement and the issuance of the Securities; and

(8)	a Management Certificate (the “Management Certificate”) addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations, including representations as to the number of (i) issued and outstanding shares of capital stock, (ii) issued and outstanding options, warrants and rights to purchase capital stock, and (iii) any additional shares of capital stock reserved for future issuance in connection with stock option and purchase plans and all other plans, agreements or rights, as well as confirming the Company’s receipt of the consideration called for by the applicable votes authorizing the issuance of such Preferred Shares and Warrant.
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificate representing the Preferred Shares and the Warrant will be when issued, properly signed by authorized officers of the Company or their agents.
     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.
     We are admitted to practice law in the State of Washington, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of Washington.
     Based upon and subject to the foregoing, we are of the opinion that the Preferred Shares and the Warrant and, upon exercise in accordance with the terms of the Warrant, the Warrant Shares, to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder. This opinion is intended solely for use in connection with the offer and sale of the Securities subject to the Registration Statement, is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect, and is not to be relied upon for any other purpose. This opinion speaks as of the date first written above, and we assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Witherspoon, Kelley, Davenport & Toole, P.S.

WITHERSPOON, KELLEY, DAVENPORT & TOOLE, P.S.